EXHIBIT 13

                               GUARANTY AGREEMENT


THIS GUARANTY AGREEMENT (the "Agreement"), dated as of March 19, 2002 between ROYAL PRECISION, INC., a Delaware corporation (the "Company"), and RICHARD P. JOHNSTON AND JAYNE A JOHNSTON, TRUSTEES OF THE JOHNSTON FAMILY LIVING TRUST U/A DTD 4/11/94 (the "Trust").

WHEREAS, the Company will be meeting with its lender, Wells Fargo Business Credit, Inc. ("Wells Fargo"), and the Company believes that the Company's cash flow position will be materially improved if its lender would extend the repayment schedule of its overadvance line as follows (in 000s):

                                    2/1      3/1     4/1      5/1      6/1      7/1      8/1     9/1    10/1
                                    ---      ---     ---      ---      ---      ---      ---     ---    ----
Old Availability Schedule:         $500     $400    $300     $200      -0-      -0-      -0-     -0-     -0-
New Availability Schedule          $500     $400    $400     $400     $400     $300     $200    $100     -0-;
 and

WHEREAS, Wells Fargo may be induced to provide such financial benefits to the Company if the Trust were to guarantee to Wells Fargo the additional amounts extended by Wells Fargo, if borrowed, as follows: up to $100,000 from April 1 to April 30, 2002; up to $200,000 from May 1 to May 31, 2002; up to $400,000 from
June 1 to June 30, 2002; up to $300,000 from July 1 to July 31, 2002; up to $200,000 from August 1 to August 31, 2002; and up to $100,000 from September 1 to September 30, 2002 (the "Guarantied Amounts"); and

WHEREAS, the Trust is willing, at the request of the Company's lender, to guarantee the repayment of the Guarantied Amounts.

NOW THEREFORE, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. GUARANTY. Upon receipt by the Trust prior to June 1, 2002 of a written guaranty (the "WF Guaranty") in form reasonably acceptable to the Trust, solely with respect to the Guarantied Amounts, the Trust agrees to execute and deliver such WF Guaranty to Wells Fargo.

SECTION 2. WARRANT. As consideration for the Trust agreeing to execute and deliver such WF Guaranty, and to execute any other guaranties reasonably requested by the board of directors of the Company prior to June 30, 2002 (collectively, the "Guaranties" and individually a "Guaranty"), the Company hereby issues to the Trust a warrant in the form attached hereto as Exhibit A.

SECTION 3. OPTION. Upon the Trust being required to satisfy a Guaranty, the Trust shall have the option (the "Option") to convert all or any part of the funds it is required to provide under such Guaranties into shares of Common Stock of the Company (the "Shares") at the rate of one Share for each $0.25 of funds provided (the "Exercise Price"). Exercise of the Option shall be considered payment by the Company and thus reduce any outstanding balance owed by the Company by the amount of Shares received by the Trust. In lieu of exercising the Option, at each time that the Trust is required to satisfy a Guaranty, the Trust may, subject to execution of an acceptable subordination agreement between the Trust and the then lender to the Company, elect to require the Company to issue a Subordinated Convertible Promissory Note in the principal amount of any funds provided by the Trust under a Guaranty, bearing interest at an annual rate of 13% and due on demand, and having such other terms and conditions as are contained in the Subordinated Convertible Promissory Note issued by the Company to the Trust dated February 28, 2002.

          3.1. EXERCISE. The Option may be exercised at one or more times by the Trust sending a written notice to the Company indicating the number of shares to be acquired, which must be in minimum amounts of 25,000 shares, unless it is an exercise of the remaining shares subject to the Option, and the amount of funds being converted.

          3.2. ISSUANCE. As soon as practicable after each such exercise, the Company shall issue to the Trust a certificate for the number of Shares to which the Trust is entitled.

          3.3. ADJUSTMENT FOR INCREASE. If, after the date of this Agreement, the number of outstanding Shares is increased by a share dividend payable in Shares or by a split of Shares or other similar event, then, on the date following the date fixed for the determination of holders of Shares entitled to receive such share dividend or split, the number of Shares issuable on exercise of the Option shall be increased in proportion to such increase in outstanding Shares and the then applicable Exercise Price shall be correspondingly decreased.

          3.4. ADJUSTMENT FOR DECREASE. If, after the date of this Agreement, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, after the effective date of such consolidation, combination or reclassification, the number of Shares issuable on exercise of the Option shall be decreased in proportion to such decrease in outstanding Shares and the then applicable Exercise Price shall be correspondingly increased.

          3.5. OTHER ADJUSTMENT. If, after the date of this Agreement, any capital reorganization or reclassification of the Shares, or consolidation or merger of the Company with another corporation for a consideration other than cash or the assumption of debt, or the sale of all or substantially all of its assets to another corporation for a consideration other than cash or the assumption of debt or other similar event shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and fair provision shall be made whereby the Trust shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding Shares equal to the number of Shares immediately theretofore purchasable and receivable upon the exercise of the Option had such reorganization, reclassification, consolidation, merger, or sale not taken place, and in such event appropriate provision shall be made with respect to the rights and interests of the Trust to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of Shares purchasable upon the exercise of the Option) shall thereafter be applicable, as nearly as may be in relation to any share, securities, or assets thereafter deliverable upon the exercise hereof.

          3.6.  NOTICE.  Upon the  occurrence  of any  event  specified  in this
Section 3, the Company shall give written notice of the record date for such dividend, distribution, or subscription rights, or the effective date of such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or issuance. Such notice shall also specify the date as of which the holders of Shares of record shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their Shares for shares, securities, or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or issuance. Failure to give such notice, or any defect therein shall not affect the legality or validity of such event.

SECTION 4. MISCELLANEOUS.

          4.1. WAIVER. No purported waiver by either party or any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall, in any event, be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

          4.2. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

          4.3. JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arms' length agreements.

          4.4. NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership.

          4.5. SUCCESSORS. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and permitted assigns; provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered except as specifically otherwise permitted herein.

          4.6. NOTICE PROCEDURE. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given only when delivered in person or by telecopy or other facsimile transmission (followed with hard copy sent by prepaid courier service), addressed to the following:

          If to the Trust

          c/o Richard P. Johnston
          4350 Greens Place                      Telephone: (307) 739-3010
          Wilson, WY  83014                      Fax: (602) 575-0320

          If to the Company

          P.O. Box 298
          535 Migeon Avenue
          Torrington, Connecticut  06790         Telephone: (860) 489-9254
          Attn: President                        Fax: (860) 489-5454

Notice of change of address will be effective only upon receipt.

          4.7. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

          4.8. PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof to any person, firm, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, firms, corporations or other entities or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          4.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

          4.10. THIRD PARTIES. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          4.11. GOVERNING LAW. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements to be performed in the State of Delaware.

          4.12. FURTHER ASSURANCES. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                       ROYAL PRECISION, INC.


                                       By /s/ John C. Lauchnor
                                          --------------------------------------
                                          John C. Lauchnor, President



                                       RICHARD P. JOHNSTON AND JAYNE A JOHNSTON,
                                       TRUSTEES OF THE JOHNSTON FAMILY LIVING
                                       TRUST U/A DTD 4/11/94


                                       By: /s/ Richard P. Johnston
                                           -------------------------------------
                                           Richard P. Johnston, Trustee